EXHIBIT 23.1


            Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated March 27, 2004 on the financial statements of Xstream Beverage Group, Inc., now known as Xstream Beverage Network, Inc., for the year ended December 31, 2003 included herein and to the reference to our firm under the heading "Experts" in the prospectus.


SALBERG & COMPANY, P.A.
Boca Raton, Florida
May 9, 2005